Exhibit 99.1

RESCARE SECOND QUARTER 2014 RESULTS

Second Quarter 2014 Financial Results

Revenues for the second quarter of 2014 were $431.4 million, which was an 8.9% increase over prior year period revenues of $396.2 million.  The increase in revenue is primarily due to acquisitions in our Residential and HomeCare segments since the second quarter of 2013 and organic growth in all segments except Education and Training.

Net income was $6.3 million for the second quarter of 2014, compared with $10.2 million in the same period of 2014.  The decrease is primarily attributable to a pre-tax charge of $7.6 million ($4.2 million after-tax) for incentive compensation for stock option holders equivalent to dividends paid per share recorded in the second quarter of 2014.  Adjusted EBITDA for the second quarter of 2014 was $37.0 million versus $33.2 million in the prior year quarter.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income Statement Data:
Revenues	$431,434	$396,233	$852,917	$785,687
Cost of services	326,834	295,107	644,432	589,450
Gross profit	104,600	101,126	208,485	196,237
Operating expenses:
Operational general and administrative	55,496	57,343	115,206	112,379
Corporate general and administrative	29,277	20,011	57,237	38,888
Total operating expenses	84,773	77,354	172,443	151,267

Operating income	19,827	23,772	36,042	44,970

Interest expense, net	8,500	7,665	16,574	16,202
Loss on extinguishment of debt	659	—	659	—
Income before income taxes	10,668	16,107	18,809	28,768
Income tax expense	4,380	5,868	7,846	7,233
Net income	6,288	10,239	10,963	21,535
Net loss – noncontrolling interest	—	(40)	—	(76)
Net income – Res-Care, Inc.	$6,288	$10,279	$10,963	$21,611

Other comprehensive income:
Foreign currency translation adjustments	235	(223)	(29)	(414)
Comprehensive income attributable to Res-Care, Inc.	$6,523	$10,056	$10,934	$21,197
Total comprehensive income	$6,523	$10,016	$10,934	$21,121

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income to EBITDA and Adjusted EBITDA:
Net income	$6,288	$10,239	$10,963	$21,535
Add: Interest, net	8,500	7,665	16,574	16,202
Loss on extinguishment of debt	659	—	659	—
Depreciation and amortization	9,113	8,531	18,068	16,726
Income tax expense	4,380	5,868	7,846	7,233
EBITDA (1)	28,940	32,303	54,110	61,696
Add: Share-based compensation	514	848	983	1,552
Incentive compensation – options	7,584	—	7,584	—
Adjusted EBITDA (1)	$37,038	$33,151	$62,677	$63,248

	June 30, 2014	December 31, 2013
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$36,868	$29,997
Accounts receivable, net	251,191	241,873
Other current assets	50,165	46,241
Total current assets	338,224	318,111
Property and equipment, net (2)	101,621	101,021
Goodwill	308,927	308,350
Other intangible assets, net	329,680	333,613
Other assets	26,068	25,182
	$1,104,520	$1,086,277

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$191,589	$175,699
Other long-term liabilities	162,820	155,227
Long-term debt	464,521	359,230
Shareholder’s equity	285,590	396,121
	$1,104,520	$1,086,277

(1)
EBITDA is defined as net income before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement and incentive compensation plan.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash Flow Data:
Net income	$6,288	$10,239	$10,963	$21,535
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	9,113	8,531	18,068	16,726
Amortization of deferred debt issuance costs	312	872	1,182	1,742
Share-based compensation	514	848	983	1,552
Deferred income taxes, net	(960)	383	(3,904)	2,347
Provision for losses on accounts receivable	2,537	1,525	5,141	3,343
Loss on extinguishment of debt	659	—	659	—
Loss on sale of assets	58	(2)	96	100
Changes in operating assets and liabilities	14,625	2,500	11,552	(13,279)
Cash provided by operating activities	33,146	24,896	44,740	34,066

Cash flows from investing activities:
Proceeds from sale of assets	100	103	203	184
Purchases of property and equipment	(5,413)	(4,109)	(9,976)	(8,212)
Acquisitions of businesses, net of cash acquired	(406)	(2,227)	(949)	(2,234)
Cash used in investing activities	(5,719)	(6,233)	(10,722)	(10,262)

Cash flows from financing activities:
Debt borrowing (repayments), net	102,745	(4,281)	98,708	(12,779)
Dividends paid	(122,448)	—	(122,448)	—
Debt issuance costs	(3,618)	6	(3,618)	(2)
Cash used in financing activities	(23,321)	(4,275)	(27,358)	(12,781)
Effect of exchange rate on cash and cash equivalents	299	(15)	211	(81)
Increase in cash and cash equivalents	$4,405	$14,373	$6,871	$10,942

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Segment Data:
Revenues:
Residential Services	$237,927	$215,530	$471,759	$428,057
ResCare HomeCare	95,684	89,607	189,263	177,039
Education & Training Services	34,046	34,928	68,170	69,418
Workforce Services	42,381	39,596	82,188	79,414
Pharmacy Services	21,396	16,572	41,537	31,759
Consolidated	$431,434	$396,233	$852,917	$785,687

Operating Income (1):
Residential Services	$31,956	$26,388	$60,051	$52,600
ResCare HomeCare	8,683	8,316	16,355	15,021
Education & Training Services	2,724	2,241	5,545	4,897
Workforce Services	4,883	4,258	8,616	8,054
Pharmacy Services	1,132	2,576	2,880	3,604
Corporate	(29,551)	(20,007)	(57,405)	(39,206)
Consolidated	$19,827	$23,772	$36,042	$44,970

Operating Margin (1):
Residential Services	13.4%	12.2%	12.7%	12.3%
ResCare HomeCare	9.1%	9.3%	8.6%	8.5%
Education & Training Services	8.0%	6.4%	8.1%	7.1%
Workforce Services	11.5%	10.8%	10.5%	10.1%
Pharmacy Services	5.3%	15.5%	6.9%	11.3%
Corporate	(6.8%)	(5.0%)	(6.7%)	(5.0%)
Consolidated	4.6%	6.0%	4.2%	5.7%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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